Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 13, 2013, relating to the financial statements of Tribute Pharmaceuticals Canada Inc. as at and for the years ended December 31, 2012 and 2011 (which audit report expresses an unqualified opinion), appearing in the Annual Report on Form 10-K of Tribute Pharmaceuticals Canada Inc. (formerly Stellar Pharmaceuticals Inc.) for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Preliminary Prospectus, which is part of this Registration Statement.

/s/ McGovern, Hurley, Cunningham, LLP
Chartered Accountants
Licensed Public Accountants

Toronto, Canada
April 12, 2013